Delisting Determination, The Nasdaq Stock Market, LLC, July 2, 2025
QT Imaging Holdings, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the security of QT Imaging Holdings, Inc.
effective at the opening of the trading session on July 31, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5450(b)(2)(A).
The Company was notified of the Staff determination on November 6, 2024. On November 12, 2024 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815. On December 17, 2024 Staff issued an Additional Staff Delist Determination Letter because the Company was in violation of 5450(a)(1). On January 7, 2025 the hearing was held. On January 23, 2025 the Panel reached a decision and a Decision letter was issued on January 24, 2025. In the Panel decision letter, the Panel agreed to suspend the Company from the Exchange.
The Company security was suspended on January 28, 2025.
The Staff determination to delist the Company security became final on March 10, 2025.